Exhibit 10.4

Execution Version

Confidential

SERVICES AGREEMENT

BY AND BETWEEN

BRADY HEALTH BUYER, LLC

AS PROVIDER

AND

CAREMAX, INC.

AS RECIPIENT

Dated as of November 17, 2024

TABLE OF CONTENTS

SECTION 1 - EFFECTIVE DATE AND DEFINED TERMS		5
SECTION 2 - SERVICES		6
2.1	Services Generally	6
2.2	Data Integrity and Information Security Measures	7
2.3	Scope of Services	10
SECTION 3 - TERM		10
3.1	Term	10
3.2	Termination	10
SECTION 4 - OUTSOURCING		11
4.1	Use of Third-Party Suppliers	11
SECTION 5 - FEES, EXPENSES, TAXES		11
5.1	Service Fees	11
5.2	Taxes	12
SECTION 6 - INTELLECTUAL PROPERTY RIGHTS		12
6.1	Software	12
6.2	Certain Work Product	13
6.3	Recipient Business Data	14
SECTION 7 - BOOKS AND RECORDS		14
7.1	Availability to Secretary and Others	14
7.2	Right to Inspect	14
SECTION 8 - INDEMNITY; INSURANCE		14
8.1	Indemnity	14
8.2	Insurance	15
SECTION 9 - WARRANTIES AND LIMITATIONS OF LIABILITY		16
9.1	Performance	16
9.2	Infringement	16
9.3	DISCLAIMER	16
9.4	Limitation of Liability	16
SECTION 10 - CONFIDENTIALITY		17
10.1	Obligation to Observe Confidentiality	17
10.2	Protection	17
10.3	Exceptions	17
10.4	Return of Confidential Information	17
10.5	Availability of Equitable Remedies	17
10.6	Reasonable Assistance	17
10.7	HIPAA Compliance	18

SECTION 11 - INDEPENDENT CONTRACTOR		18
SECTION 12 - MISCELLANEOUS		18
12.1	Force Majeure and Manner of Service	18
12.2	Survival	18
12.3	Entirety of Agreement	18
12.4	Benefit/Assignment	19
12.5	Governing Law; Jurisdiction, Consent to Service of Process; Waiver of Jury	19
12.6	Amendments and Waivers	20
12.7	Severability	20
12.8	No Third Party Beneficiaries	20
12.9	Counterparts	21
12.10	Definitional and Interpretive Matters	21

SCHEDULES

Schedule 1.8 - Software

Schedule 10.7 - Business Associate Agreement

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2024 (the “Effective Date”), by and between Brady Health Buyer, LLC, a Delaware limited liability company (as providing Services hereunder, “Provider”), and CareMax, Inc., a Delaware corporation (collectively with the Acquired Companies receiving Services hereunder, “Recipient”). Provider and Recipient are referred to herein individually as a “Party” and together, the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the CareMax Purchase Agreement (as defined below).

R E C I T A L S

A. Prior to the date hereof, Steward Health Care System LLC, a Delaware limited liability company (“Steward”), provided certain services to Recipient for certain assets of Recipient used in connection with the Business pursuant to that certain Transition Services Agreement, dated as of November 10, 2022, as amended by that certain Letter Agreement, dated as of April 10, 2023 (the “TSA”) using certain assets previously owned by Steward that Provider acquired upon the consummation of the transactions contemplated by the Stewardship Purchase Agreement (as defined below) or received access to pursuant transition services arrangements entered into in connection with the consummation of the transactions contemplated by the Stewardship Purchase Agreement (collectively, the “Service Assets”).

B. Following the date hereof, Recipient and certain of its Affiliates intend to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) thereby commencing chapter 11 cases (the “Bankruptcy Cases,” and the date such petitions are filed, the “Petition Date”).

C. Following the Petition Date, Recipient (including the Seller Parties) will be debtors in possessions under the Bankruptcy Code and will manage their properties and assets pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D. Concurrently with the execution and delivery of this Agreement, the Parties are entering into certain CareMax Purchase Agreement, pursuant to which, among other things, the Seller Parties will sell to Provider all of their right, title and interest in and to the Purchased Securities, pursuant to and, as applicable, reorganized under the Chapter 11 Plan.

E. As of the Service Commencement Date (as defined below), Provider, directly and through certain Affiliates and/or third party vendors (such third party vendors, “Subcontractors”), will provide or arrange for the provision of certain services to Recipient using the Service Assets in accordance with the terms and conditions of this Agreement, and Recipient shall pay Provider the fees set forth below in Section 5.1.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1 - EFFECTIVE DATE AND DEFINED TERMS

1.1 Effective Date. This Agreement will take effect as of the Effective Date; provided, however, that Section 2 (Services) and Section 5 (Fees, Expenses, Taxes) will each become binding and effective as of the Service Commencement Date.

1.2 “CareMax Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and between Provider, on the one hand, and Sparta Merger Sub I, LLC, a Delaware limited liability company, Sparta Merger Sub II, LLC, a Delaware limited liability company, Sparta Merger Sub III, LLC, a Delaware limited liability company, and CareMax, Inc., a Delaware corporation, on the other hand, as amended, restated and/or modified from time to time in accordance with its terms.

1.3 “Confidential Information” means all data, information and materials, regardless of medium, furnished by one Party to the other Party or accessed by either Party in connection with this Agreement, including the identity of patients, the content of any medical records, financial and tax information, and information regarding Medicare and Medicaid claims submission and reimbursements. In the case of Provider, Confidential Information also includes the object and source codes for the Software and associated documentation.

1.4 “Information Privacy and Security Laws” means all applicable foreign or domestic (federal, state or domestic) Laws applicable to the Business concerning privacy, security, integrity, accuracy, transmission, storage, processing, or protection of Personal Information (including Protected Health Information), including (to the extent applicable to the Business), HIPAA, the HITECH Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state data breach notification Laws, and state or local health privacy and information security Laws, the Federal Trade Commission Act 15 U.S.C. §§ 41-58, as amended.

1.5 “Personal Information” means (a) any information relating to or reasonably capable of being associated with an identified or identifiable individual (including Protected Health Information), including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information) or (b) the meanings of “personally identifiable information,” “personal data,” or similar terms specified in applicable Information Privacy and Security Laws.

1.6 “Process” means, with respect to Personal Information, any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by Information Privacy and Security Laws) of such Personal Information.

1.7 “Service Commencement Date” means the date of the consummation of the transactions contemplated by the Stewardship Purchase Agreement.

1.8 “Software” means all software and documentation owned or licensed by Provider as of the Effective Date or developed, acquired or licensed by Provider during the Term, and where such software and documentation are related to the Business or are owned or licensed by Provider and otherwise used by Recipient to operate the Business. The Software includes all software, scripts, and other code, in source code format, and including all related documentation and notes used to produce and/or maintain such software, scripts or code, in each case owned by Provider. The Software includes, but is not limited to, the software identified in Schedule 1.8 as of the Effective Date.

1.9 “Stewardship Purchase Agreement” means that certain Asset Purchase Agreement, dated as of August 12, 2024, by and among Provider, on the one hand, and Sellers (as defined therein), on the other hand, as amended, restated and/or modified from time to time in accordance with its terms.

1.10 “Third-Party Supplier” means any Person, Governmental Authority, or other form of business organization recognized under applicable Law that supplies products, software, or services to Provider and/or any of its Affiliates.

SECTION 2- SERVICES

2.1 Services Generally.

(a) Provider shall provide the Services (as hereinafter defined) in connection with the Acquired Companies’ operation of the Business beginning on the Service Commencement Date. For purposes of this Agreement, “Services” shall mean the services in respect of the Business that were provided during the twelve (12) months prior to the Service Commencement Date under the terms of the TSA utilizing the Service Assets to the extent required for (a) the 2024 CMS Data Submission (as defined below), and (b) the Acquired Companies to complete any Health Catalyst or CMS client audits by December 31, 2024, including, in each case, the Software set forth in Schedule 1.8. The Services shall be provided, either directly or through outsourcing arrangements as determined by Provider in its sole discretion, subject to the terms and conditions of this Agreement. For the avoidance of doubt, nothing in this Agreement shall preclude or restrict Provider from providing Services to itself, its other businesses or to any third party.

(b) Provider may change its standards and procedures for performing the Services from time to time as may be reasonably required by (i) changes of Law or (ii) Provider’s outsourcing arrangements (to the extent practicable and subject to Section 4.1).

2.2 Data Integrity and Information Security Measures.

(a) Provider shall make commercially reasonable efforts to ensure that each Third-Party Supplier will use commercially reasonable efforts to comply with all applicable Laws in relation to all Personal Information maintained, processed or obtained by such Third-Party Supplier in connection with the Services under this Agreement. If in connection with this Agreement, Provider acquires or obtains access to any Personal Information from Recipient or any of its Affiliates, or that relates to any Person, customer, patient, user, vendor or other Person affiliated or related to Recipient or any of its Affiliates (“Recipient Protected Information”), Provider shall:

i. implement and maintain reasonable and appropriate administrative, physical, technical and organizational safeguards to protect the Recipient Protected Information in connection with the Services against any unauthorized access to, use, disclosure, modification or destruction of any Recipient Protected Information in the Provider’s possession or control or processed by or on behalf of the Provider (a “Security Incident”),

ii. keep accurate records relating to the maintenance and protection of all Recipient Protected Information, and upon reasonable advanced written notice from Recipient, permit Recipient to examine or audit such records with respect to compliance with applicable Laws,

iii. reasonably cooperate with Recipient in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Recipient Protected Information,

iv. only Process Recipient Protected Information under this Agreement to the extent reasonably necessary to provide the Services, and at all times in compliance with this Agreement and Information Privacy and Security Laws,

v. limit access to Recipient Protected Information to Workforce (as defined by 45 CFR 160.103) who have a need to access or otherwise Process Recipient Protected Information for purposes of performing the Services and are subject to Provider policies and procedures regarding or are otherwise obligated to maintain the privacy, security and confidentiality of such Recipient Protected Information,

vi. not disclose any Recipient Protected Information to any third party, excepting any Third-Party Supplier as needed for the provision of the Services, and only where such third party (including any Third-Party Supplier) is bound by contractual obligations to maintain the privacy, security and confidentiality of such information at least as restrictive as those set forth in this Agreement and by applicable Laws,

vii. comply with all reasonable restrictions on the acquisition of, access to, use, maintenance and disclosure of Recipient Protected Information imposed by Recipient or by applicable Law, and

viii. notify Recipient in writing within three (3) business days of discovering a Security Incident.

To the extent required by applicable Laws or as deemed necessary by Recipient, Provider will enter into additional agreements with respect to the processing of Recipient Protected Information. Provider (in its capacity as the “subcontractor,” as such term is defined under 45 CFR § 160.103) and Recipient (in its capacity as the “business associate,” as such term is defined under 45 CFR § 160.103) shall enter into the Business Associate Agreement. Notwithstanding the foregoing, the foregoing obligations in this Section 2.2(a) will not apply with respect to any Recipient Protected Information that is the Confidential Information of Provider or that is obtained by Provider or any of its Affiliates pursuant to a consent obtained directly or indirectly by Provider or any of its Affiliates from the corresponding individual (for example, if Provider receives any particular item of Recipient Protected Information from Recipient and such Recipient Protected Information is Recipient’s Confidential Information, and if Provider also receives the same item of Recipient Protected Information through Recipient as part of the Services or from another source pursuant to a consent provided by the respective individual permitting Provider to receive such item of Recipient Protected Information, then the foregoing obligations in this Section 2.2(a) will not apply to the item of Recipient Protected Information received by Provider pursuant to the consent provided by the individual).

(b) Recipient shall (and shall cause each of its Affiliates to the extent such Affiliates is receiving Services to) make commercially reasonable efforts to ensure that its outside vendors comply with all applicable Laws in relation to all Personal Information maintained, processed or obtained by such outside vendor. If in connection with this Agreement, Recipient or any of its Affiliates acquires or obtains access to any Personal Information from Provider or any of its Affiliates, or that relates to any Person, customer, patient, user, vendor or other Person affiliated or related to Provider or any of its Affiliates (the “Provider Protected Information”), Recipient shall (and shall cause each of its Affiliates to the extent such Affiliate is receiving Services to):

i. implement and maintain reasonable and appropriate technical and organizational safeguards designed to protect the Provider Protected Information in connection with the Services against any Security Incident,

ii. keep accurate records relating to the maintenance and protection of all Provider Protected Information, and upon reasonable advanced written notice from Provider, permit Provider to examine or audit such records with respect to compliance with applicable Laws,

iii. reasonably cooperate with Provider in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Provider Protected Information,

iv. only Process Provider Protected Information under this Agreement to the extent reasonably necessary to receive the Services, and at all times in compliance with this Agreement and Information Privacy and Security Laws,

v. limit access to Provider Protected Information to Workforce (as defined by 45 CFR 160.103) who have a need to access or otherwise Process Provider Protected Information for purposes of performing the Services and are subject to Recipient policies and procedures regarding or are otherwise obligated to maintain the privacy, security and confidentiality of such Provider Protected Information,

vi. not disclose any Provider Protected Information to any third party without Provider’s express written permission, and only where such third party is bound by contractual obligations to maintain the privacy, security and confidentiality of such information at least as restrictive as those set forth herein,

vii. comply with all reasonable restrictions on the acquisition of, access to, use, maintenance and disclosure of Provider Protected Information imposed by Provider or by applicable Law,

viii. notify Provider in writing without undue delay in the event of any material Security Incident,

ix. use and disclose the Provider Protected Information in a manner that is consistent with industry practices and policies, upon reasonable advanced written notice of such practices and policies, and

x. upon a written request of Provider, assume responsibility for informing all impacted individuals of a Security Incident in accordance with applicable Laws.

To the extent required by applicable Laws or as deemed necessary by Provider, Recipient will enter into additional agreements with respect to the processing of Provider Protected Information. Notwithstanding the foregoing, the foregoing obligations in this Section 2.2(b) will not apply with respect to any Provider Protected Information that is the Confidential Information of Recipient or that is obtained by Recipient or any of its Affiliates pursuant to a consent obtained directly or indirectly by Recipient or any of its Affiliates from the corresponding individual (for example, if Recipient or any of its Affiliates receives any particular item of Provider Protected Information from Provider and such Provider Protected Information is Provider’s Confidential Information, and if Recipient or any of its Affiliates also receives the same item of Provider Protected Information through Provider as part of the Services or from another source pursuant to a consent provided by the respective individual permitting the Recipient or any of its Affiliates to receive such item of Provider Protected Information, then the foregoing obligations in this Section 2.2(b) will not apply to the item of Provider Protected Information received by Recipient or any of its Affiliates pursuant to the consent provided by the individual).

2.3 Scope of Services. Provider shall perform the Services for the benefit of Recipient in the operation of the Business. Recipient shall exercise ultimate control over the operation of the Business. By entering into this Agreement, Recipient is not delegating any powers, duties or responsibilities required to be exercised or performed by Recipient under applicable Law. The Services shall not include (i) the exercise of business judgment or general management by Provider for, or on behalf of, Recipient, or (ii) any legal, accounting or other financial advice by Provider for, or on behalf of, Recipient and no attorney-client or other advisory or fiduciary relationship will be formed between Provider and Recipient. Recipient shall receive and use the Services solely for its own account.

SECTION 3 - TERM

3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) such time as the 3 MIPS clinical quality measures for the 2024 CMS Model Year have been submitted to CMS on behalf of the Acquired Companies with respect to the participation by the Acquired Companies in the Medicare Shared Savings Program for the 2024 CMS Model Year (such submission, the “2024 CMS Data Submission”), (ii) the Receipt Date, (iii) the Closing, (iv) the entry of an order by the Bankruptcy Court dismissing or converting the Bankruptcy Cases into cases under chapter 7 of the Bankruptcy Code or appointing an examiner with expanded powers or trustee in one or more of the Bankruptcy Cases, (v) the date on which any creditor of the Seller Parties obtains a final and unstayed order of the Bankruptcy Court granting relief from the automatic stay to foreclose on the Purchased Securities, the Acquired Companies or a material portion of their respective assets, and (vi) the date as mutually agreed upon in writing by the Parties (the duration of the Agreement, the “Term”). Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.1 hereof, Recipient acknowledges that Provider’s ability to provide the Services to Recipient may be limited by the terms of Provider’s Third-Party Supplier agreements, and that in no event shall Provider be required to provide Services beyond the term and scope permitted in Prover’s agreements necessary to provide such Services. Notwithstanding the conclusion of the Term, in the event of a 2024 CMS Data Submission, Provider shall provide such information that is reasonably necessary after such submission for Recipient to respond to inquiries from CMS related to the 2024 CMS Data Submission as necessary for finalization and payment of the 2024 Net Receivable.

3.2 Termination. Notwithstanding anything to the contrary in this Agreement, Provider may terminate this Agreement immediately if: (i) the Assumption Order has not been entered within thirty-five (35) days of the Petition Date; or (ii) there has been a material violation or material breach by Recipient of any covenant, representation or warranty contained in this Agreement, and (A) Provider has provided written notice to Recipient of such material violation or material breach, and (B) Recipient has not cured such material violation or material breach within thirty (30) days after receiving written notice thereof from Provider.

SECTION 4 - OUTSOURCING

4.1 Use of Third-Party Suppliers. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood that Provider has contracted, and may in the future contract, with Third-Party Suppliers for the provision of data processing services, including the Services, for the use and benefit of Provider and Recipient. Provider may enter into any outsourcing arrangement for the provision of Services without the prior written consent of Recipient unless such contractor, subcontractor, vendor or other third parties are being used to provide such Service to the Business during the Term. Provider does not guarantee the availability of any outsourced Services, although in the event of a disruption in any such Service, Provider will use commercially reasonable efforts to procure an alternative provider or provide such Service directly. Also, if the Services are not provided consistent with the service levels and other requirements of this Agreement as a result of any non-performance by any outsourced provider under any outsourcing arrangement, Provider shall exercise all of its rights and remedies against such non-performing provider to remedy such non-performance to the same extent that Provider would pursue such rights and remedies for any similarly-situated businesses owned by Provider or its Affiliates in addition to Provider’s other obligations under this Agreement.

SECTION 5 - FEES, EXPENSES, TAXES

5.1 Service Fees. In consideration of Provider’s performance of the Services, (i) a fee payable by Recipient to Provider will accrue at the rate of $250,000 per month, pro-rated for partial months, commencing on the Service Commencement Date and through the date of the 2024 CMS Data Submission (the “Ongoing Service Fee”), and (ii) if the 2024 Net Receivable is a positive number, a fee payable by Recipient to Provider equal to thirty-five percent (35%) of the 2024 Net Receivable will accrue as of the occurrence of the 2024 CMS Data Submission (the “Data Submission Fee” and together with the Ongoing Service Fee, the “Service Fees”). Recipient shall pay the Service Fees to Provider, by wire transfer of immediately available funds in accordance with wire instructions provided by Provider, at the times specified in this Section 5.1. If an Alternative Transaction is consummated, then (a) any Ongoing Service Fees accrued through such consummation will be paid on the date of such consummation, (b) any Ongoing Fees that accrue following such consummation will be paid in arrears within 15 Business Days following the end of each calendar month, and (c) without limiting Recipient’s obligation to pay any Service Fees, Recipient shall, as a condition to consummating such Alternative Transaction, cause each party to the Alternative Transaction to consent to and agree to be jointly and severally liable for the payment of all Service Fees that may become due pursuant to this Agreement and that Provider will be an express third party beneficiary of such agreement with the right to enforce such agreement. The Data Submission Fee will be paid upon receipt by the Acquired Companies, Recipient or any party to an Alternative Transaction or any other Person of the 2024 Net Receivable (the date of such receipt, the “Receipt Date”). In the event that the Closing occurs, the Service Fees are hereby waived. In the event that the Closing does not occur and no Alternative Transaction is consummated, Ongoing Service Fees (but, for the avoidance of doubt, not any Data Submission Fee) are hereby waived. Regardless of any termination or expiration of this Agreement, in the event that the 2024 CMS Data Submission occurs (whether during or following the Term and whether the 2024 CMS Data Submission is made by or on behalf of Provider or by any Person using any data provided by or on behalf of Provider or through Provider’s third party software or service arrangements), the Data Submission Fee will be paid from the Net Receivable on or immediately after the Receipt Date. This Section 5.1 shall survive any termination or expiration of this Agreement.

5.2 Taxes. Recipient shall be responsible for and shall pay all sales, use, transfer, value-added, excise, consumption, gross receipts, goods or services, or similar tax, however levied or assessed, that are required to be paid under applicable Law in connection with the provision or receipt of the Services, or in connection with the payments made by Recipient to Provider under this Agreement (“Sales Taxes”); provided that, for the avoidance of doubt, Sales Taxes shall not include any tax imposed or determined by reference to gross or net income (or taxes imposed in lieu of such taxes); provided further, that Recipient shall not be required to bear, pay or cause to be paid any amounts in respect of Sales Taxes that would not have been imposed but for a failure by the Provider to timely remit any Sales Taxes to the relevant Governmental Authority to the extent Recipient timely pays such Sales Taxes to the Provider. Payments by Recipient for Services or other amounts under this Agreement shall be made free and clear of, and without deduction or withholding for any taxes; provided that Recipient shall reimburse Provider for any Sales Tax that Provider is required by applicable Law to deduct or withhold with respect to any amounts payable to Provider pursuant to this Agreement. Each Party shall provide the other Party such information as reasonably requested from time to time, and reasonably cooperate with the other Party, in connection with the reporting of such Sales Taxes and any assessment, audit, or other proceeding related thereto and to minimize the imposition of Sales Taxes described in this Section 5.2 to the extent permitted by applicable Law.

SECTION 6 - INTELLECTUAL PROPERTY RIGHTS

6.1 Software.

(a) Provider grants to Recipient a perpetual, irrevocable, worldwide, non-exclusive, non-sublicensable (except solely in accordance with Sections 6.1(d) below), royalty-free and fully-paid-up, non-assignable and non-transferrable (except solely for assignments and transfers made in accordance with Section 6.1(d) below), license to commercialize (A) the Software, solely in connection with the operation of the Business including the natural evolution of the Business in the ordinary course (including, for the avoidance of doubt, ordinary course operations during the pendency of the Bankruptcy Cases). Notwithstanding the license granted in this Section 6.1, the license excludes the right to distribute, license, sublicense, lease, rent, loan, or otherwise transfer the Software to any third party, or permit any third party to use the Software, on a stand-alone basis without incorporating such Software with Recipient’s or one of its Affiliates’ own products or services, except for distributions, licenses, sublicenses, or other transfers made (1) as may be reasonably necessary to permit a third party to perform services for the benefit of Recipient and not for its own benefit, (2) in accordance with Sections 6.1(d) and/or 6.1(e) below, and (3) in connection with an assignment under Section 12.4 below.

(b) If either Party identifies any additional software during the Term that falls within the definition of “Software” and that is not identified in Schedule 1.8 as of the Effective Date, then the Party identifying such additional Software will notify the other Party, and Provider will provide to Recipient promptly a copy of such Software in source code, where applicable, together with all applicable documentation owned by Provider. If Provider develops any improvements, modifications, or extensions to any Software during the Term that do not fall within the definition of “Software” (the “Modifications”), Recipient may request that such Modifications be added to the definition of Software, and Provider shall consider Recipient’s request in good faith with consent not to be unreasonably withheld.

(c) Any copy of the Software made by Recipient will remain the exclusive property of Provider and must include all notices with respect to copyright or other Intellectual Property rights that are contained in the original. For the avoidance of doubt, the source code for the Software as provided by Provider and any documentation for the Software as provided by Provider shall be considered the Confidential Information (as hereinafter defined) of Provider without the need for any marking.

(d) Recipient has the right to grant sublicenses under the license granted in this Section 6.1 solely as may be required to permit a third party to perform services for the benefit of Recipient and not for that third party’s own benefit, and as otherwise needed for Recipient to commercialize the Software within the scope of the license in this Section 6.1(d).

(e) Recipient acknowledges and agrees that the Software is licensed, not sold, to Recipient by Provider, and Recipient does not have under or in connection with this Agreement any ownership interest in the Software or in any related Intellectual Property rights.

(f) As between the Parties, any modifications or additions made to the Software by or for Recipient, or by or for any Person that acquires all of the Business (an “Acquirer”), any Person that acquires only a portion of the Business (a “Partial Acquirer”) or the Business if the Business is divested and acts as a stand-alone entity (a “Divested Business”) within the scope of the license granted in this Section 6.1 will be solely owned by Recipient, together with all related Intellectual Property developed by or for Recipient or such Acquirer, Partial Acquirer or Divested Business, and will be considered the Confidential Information of Recipient without the need for any markings.

(g) Except for the limited rights and licenses expressly granted under this Section 6.1, nothing in this Agreement grants, by implication, waiver, estoppel or otherwise, to Recipient or any third party any Intellectual Property rights or other right, title, or interest in or to any of the Software.

6.2 Certain Work Product. Recipient hereby grants on behalf of itself and its Affiliates to Provider and to the Third-Party Suppliers, a non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 12.4) license solely during the Term in, to use the work product (including all documents, content, data, records, or other tangible or intangible information) provided by, or received from, Recipient or any of its Affiliates solely to the extent necessary for Provider and the Third-Party Suppliers to provide the Services to the Recipient or any of its Affiliates. The foregoing license shall expire with respect to any particular Service upon the earlier of the end of the Term or the date on which the Service that is subject to the particular license ceases to be provided to the Recipient or any of its Affiliates under this Agreement. All rights in and to such work product not granted herein shall remain, as between Provider and the Third-Party Suppliers on the one hand, and Recipient and its Affiliates on the other, with Recipient.

6.3 Recipient Business Data. If during the provision of any of the Services, Provider generates data or other information primarily relating and material to the Business (“Recipient Business Data”) and the Closing is not consummated, then Provider hereby assigns all right, title and interest it may have in and to such Recipient Business Data to Recipient. Concurrently with the Closing, CareMax, Inc. and its Subsidiaries shall assign all right, title and interest it or they may possess in and to any Recipient Business Data to the Acquired Companies.

SECTION 7- BOOKS AND RECORDS

7.1 Availability to Secretary and Others. If required by applicable Law, the Parties agree that until the expiration of four (4) years after the Effective Date, Provider will make available to the Secretary of the United States Department of Health and Human Services (the “Secretary”) and the United States Comptroller General, and their duly authorized Representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of the goods and services provided under this Agreement. No attorney-client, accountant-client or other legal privilege shall be deemed to have been waived by the Parties by virtue of this provision.

7.2 Right to Inspect. Recipient shall have the right, at Provider’s sole cost and expense, during normal business hours and with reasonable advance written notice, to review and photocopy Provider’s books and records that pertain directly and exclusively to the accounts of Recipient, the fees payable to Provider under this Agreement or the Services provided by Provider hereunder. Recipient specifically agrees that all such information shall be Confidential Information and shall be treated as provided in Section 10.

SECTION 8 - INDEMNITY; INSURANCE

8.1 Indemnity.

(a) Subject to the limitations set forth in Section 9.4, Recipient shall indemnify and hold harmless Provider and its Affiliates, and its and their respective Representatives, managers, shareholders, members, principals, successors, heirs and assigns against any and all Liabilities to the extent arising out of or related to any third party claim arising from or in connection with this Agreement to the extent that such liability was caused by violation of applicable Law, gross negligence, fraud, or reckless or willful misconduct of Recipient, including any settlement amounts, any damages finally awarded attributable to such claim and any reasonable attorneys’ fees incurred by Provider in assisting Recipient in defending against such claim; provided, however, that Provider gives Recipient: (i) written notice within a reasonable time after Provider is served with legal process in an action asserting such claim, provided, however, that the failure or delay to notify Recipient shall not relieve Recipient from any liability that it may have to Provider hereunder so long as the failure or delay shall not have prejudiced the defense of such claim; and (ii) reasonable assistance in defending the claim. If Recipient elects not to defend any such claim, Provider shall have the option but not the duty to reasonably settle or defend the claim at its cost, and Recipient shall indemnify Provider for such settlement or any damages finally awarded against Provider attributable to such claim, reasonable costs and expenses (including costs of investigation, expert fees, and legal fees and expenses), and interest on such recoverable funds advanced.

(b) Subject to the limitations set forth in Section 9.4, Provider shall indemnify and hold harmless Recipients and its Affiliates, and its and their respective Representatives, managers, shareholders, members, principals, successors, heirs and assigns against any and all Liabilities to the extent arising out of or related to any third party claim arising from or in connection with this Agreement to the extent that such liability was caused by violation of applicable Law, gross negligence, fraud, or reckless or willful misconduct of Provider, including any settlement amounts, any damages finally awarded attributable to such claim and any reasonable attorneys’ fees incurred by Recipient; provided, however, that Provider gives Recipient written notice within a reasonable time after Recipient is served with legal process in an action asserting such claim, provided, however, that the failure or delay to notify Provider shall not relieve Provider from any liability that it may have to Recipient hereunder so long as the failure or delay shall not have prejudiced the defense of such claim.

8.2 Insurance. During the Term, each Party shall cause to be maintained continuously in force and effect commercially reasonable policies of insurance covering acts and omissions at or involving the Business (with respect to Recipient), and the Services (with respect to Provider), including, in each case, each Party’s obligations under this Agreement. Each Party agrees to furnish certificates of insurance and self-insurance and such other evidence of coverage as the other Party may reasonably request, from time to time, to confirm that all such coverages remain in full force and effect. Each Party shall notify the other Party, or ensure that the issuer of each such coverage notifies such other Party, not fewer than thirty (30) days in advance of any termination, cancellation, or reduction in limits, or other material adverse change to any such policy.

SECTION 9- WARRANTIES AND LIMITATIONS OF LIABILITY

9.1 Performance. During the Term, the Provider shall provide the Services in a manner that is substantially similar with the manner provided by Steward or its Affiliates to the Business pursuant to the TSA prior to the Effective Date. However, should the Services not perform materially consistent with this paragraph, the Recipient shall notify Provider promptly upon becoming aware and Provider will exercise all commercially reasonable efforts to correct such non-performance at no additional cost to Recipient. If such efforts are not acceptable to the Recipient, then representatives of both Provider and the Recipient shall meet and mutually develop a plan acceptable to both Parties to correct such non-performance.

9.2 Infringement. If the use of any Software is held by a court of competent jurisdiction to infringe or constitute the wrongful use of any third party’s proprietary rights and Recipient’s right to use the Software is enjoined, or if Provider in the reasonable exercise of its discretion instructs Recipient to cease using the Software in order to mitigate potential Liabilities arising from a third party’s claim that use of the Software infringes on its rights, Recipient shall cease using the Software. In such event, Provider, at its sole cost and expense, shall use commercially reasonable efforts to enforce any contractual rights Provider has against the third-party licensor of the Software to either replace or modify the infringing Software with suitable non- infringing software or to procure the right of Recipient and Provider to use the Software.

9.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PROVIDER DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE SERVICES AND THE SUPPORTED SOFTWARE, WHETHER WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, AT LAW OR IN EQUITY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTIES AND OBLIGATIONS OF PROVIDER SET FORTH IN THIS AGREEMENT AND PROVIDER’S LIABILITY HEREUNDER IS EXPRESSLY CONDITIONED UPON RECIPIENT’S COMPLIANCE WITH ALL PROVISIONS OF THIS AGREEMENT. PROVIDER DOES NOT MAKE ANY WARRANTIES WITH RESPECT TO ANY EQUIPMENT OR THIRD-PARTY SOFTWARE.

9.4 Limitation of Liability. No Party shall have any Liability to any other Party for multiplied damages, diminution of value, consequential damages, indirect damages, special damages, incidental damages, punitive damages or exemplary damages (including, loss of revenue, income, profits, data or use, diminution of value or loss of business reputation or opportunity) incurred by the other Party or its Affiliates or any third party (even if any such Party has been advised of the possibility of such damages), whether based on contract, tort or any other legal theory, arising out of or related to this Agreement or the transactions contemplated herein unless arising out of such Party’s or its Affiliates’ violation of applicable Law, gross negligence, fraud, or reckless or willful misconduct (i.e., the willful misconduct of any Party’s unaffiliated third party contractors will not be imputed to such Party). Notwithstanding anything to the contrary, the aggregate liability of either Party under this Agreement and all schedules, addenda and attachments hereto (including the Business Associate Agreement) shall in no event exceed the Service Fees that actually become due and payable under this Agreement.

SECTION 10 - CONFIDENTIALITY

10.1 Obligation to Observe Confidentiality. The Party receiving the Confidential Information (the “Receiving Party”) from the Party who owns or holds in confidence such Confidential Information (the “Owning Party”) may use the Confidential Information solely for the purpose of performing its obligations or exercising its rights under this Agreement or additionally, in the case of Recipient, in connection with Recipient’s operation of the Business.

10.2 Protection. The Receiving Party shall not disclose any of the Confidential Information except to those of its Representatives having a need to know for the purpose of performing their obligations or exercising their rights under this Agreement. Each Party shall take appropriate action, by instruction to or agreement with its Affiliates, Representatives, outsourced providers, and Subcontractors, to maintain the confidentiality of the Confidential Information of the Owning Party. The Receiving Party shall promptly notify the Owning Party if the Receiving Party learns of an unauthorized release of Confidential Information of the Owning Party.

10.3 Exceptions. The Receiving Party shall have no obligation with respect to: (i) Confidential Information of the Owning Party made available to the general public without restriction by the Owning Party or by an authorized third party; (ii) Confidential Information of the Owning Party known to the Receiving Party independently of disclosures by the Owning Party; (iii) Confidential Information of the Owning Party independently developed by the Receiving Party without reference to or use of the Owning Party’s Confidential Information; or (iv) Confidential Information of the Owning Party that the Receiving Party may be required to disclose pursuant to subpoena or other lawful process; provided, however, that the Receiving Party notifies the Owning Party in a timely manner to allow the Owning Party to appear and protect its interests.

10.4 Return of Confidential Information. Upon the termination or expiration of this Agreement, each Party shall (i) immediately cease to use the other Party’s Confidential Information, (ii) return or destroy, at the election of the Owning Party, such Confidential Information and all copies thereof within sixty (60) days of the termination or expiration, unless otherwise provided in this Agreement, and (iii) upon request, certify in writing to the other Party that it has complied with its obligations set forth in this Section 10, unless otherwise provided in this Agreement. Confidential Information that cannot be destroyed will be maintained in accordance with each Parties’ policies and procedures for protecting Confidential Information, which in all instances require that such information be maintained in accordance with applicable Law and the terms and conditions of this Section 10.

10.5 Availability of Equitable Remedies. The Parties acknowledge that monetary remedies may be inadequate to protect rights in Confidential Information and that, in addition to legal remedies otherwise available, injunctive relief is an appropriate judicial remedy to protect such rights and in the event of a breach or threatened breach of this Section 10, the non-breaching Party will be entitled to seek injunctive or other equitable relief, without posting bond or proving damages.

10.6 Reasonable Assistance. Each Party agrees to provide reasonable assistance and cooperation upon the reasonable request of the other Party in connection with any dispute or litigation with third parties to protect the requesting Party’s Confidential Information; provided, however, that the Party seeking such assistance and cooperation shall reimburse the other Party for its reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses.

10.7 HIPAA Compliance. The Parties agree and acknowledge that Recipient is a “Covered Entity”, and that Provider is a “Business Associate” of Recipient for purposes described in this Agreement, as such terms are defined by the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations. In the event of any conflict between the terms of this Agreement and the terms of the Business Associate Agreement set forth on Schedule 10.7 (the “Business Associate Agreement”), the terms of such Business Associate Agreement shall prevail.

SECTION 11 - INDEPENDENT CONTRACTOR

In the performance of this Agreement, Provider and each of its outsourced providers is acting as an independent contractor and shall have the exclusive control of the manner and means of performing the work contracted for hereunder. Personnel supplied by Provider or its outsourced providers hereunder, whether or not located on Recipient’s premises, are not Recipient’s employees or agents and shall not hold themselves out as such, and Provider or such outsourced provider, as applicable, assumes full responsibility for its acts and for compliance with any applicable employment laws and payment of all employment taxes with respect to such personnel. Nothing contained in this Agreement shall be construed to create a joint venture or partnership between the Parties.

SECTION 12 - MISCELLANEOUS

12.1 Force Majeure and Manner of Service. If any Party’s performance is prevented, hindered or delayed by reason of any cause(s) beyond such Party’s reasonable control including without limitation, war, labor disputes, civil disorders, governmental acts, epidemics, pandemics, quarantines, embargoes, fires, earthquakes, storms, hurricanes, or acts of God (each, a “Force Majeure Event”), which cannot be overcome by reasonable diligence, such Party shall be excused from performance to the extent that it is prevented, hindered or delayed thereby, during the continuance of such cause(s), and such Party’s obligations hereunder shall be excused so long as and to the extent that such cause(s) prevent or delay performance. Provider further shall not be responsible for delays in connection with the Services that are attributable to a Force Majeure Event.

12.2 Survival. Termination or expiration of this Agreement shall not affect the rights and obligations of the Parties hereunder for any of their respective acts or omissions prior to or on the date of such termination or expiration. After the Term, only Section 1, 3, 5, 6, 7.1, 8.1, 9.3, 9.4, 10, 11, and 12 shall continue to be in full force and effect. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing occurs, each of Recipient and Provider shall cease to have any liability or obligation to the other Party pursuant to this Agreement.

12.3 Entirety of Agreement. This Agreement (including all schedules, exhibits, and addenda attached hereto), and the other documents and instruments specifically provided for herein and therein contain the entire understanding between the Parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein or therein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, among the Parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein.

12.4 Entirety of Agreement. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.5 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal Representatives, successors, and assigns. No Party may assign or transfer this Agreement by operation of law or otherwise without the prior written consent of the other Party, and any attempted assignment or transfer without the required consents shall be void; provided, however, Provider, without the prior written consent of the Recipient, may assign its rights and delegate its duties hereunder to one or more of its Affiliates or to a successor entity as part of a merger, acquisition, asset sale, internal reorganization or change of control (but in such event, Provider shall be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected); provided, further, that Recipient, without the prior written consent of Provider, may assign its rights and delegate its duties hereunder to a purchaser in an Alternative Transaction (but in such event, Recipient and such assignee shall be required to remain joint and severally liable under this Agreement).

12.6 Governing Law; Jurisdiction, Consent to Service of Process; Waiver of Jury.

(a) This Agreement and all related claims shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without giving effect to any Laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any related claim which may arise or result from, or be connected with, this Agreement and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court; provided, however, except as otherwise provided in and/or subject to the Assumption Order, upon the closing of the Bankruptcy Cases, the Parties agree to unconditionally and hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware), over any related claim, and the Parties hereby irrevocably agree that all claims shall be heard and determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a final judgment with respect to any such related claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5(b).

12.7 Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by Provider and Recipient. No provision of this Agreement may be waived, except by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Services are consummated as originally contemplated to the greatest extent possible.

12.9 No Third Party Beneficiaries. Nothing in this Agreement express or implied shall confer any rights, remedies or claims of any nature upon any Person other than the Parties and their respective successors or permitted assigns.

12.10 Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.11 Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

i. Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.

ii. Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

iii. Schedules. The schedules to this Agreement are an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

iv. Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

v. Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

vi. Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

vii. Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

viii. And/Or. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

ix. Amendments. References to a particular Law, statute or regulation shall include all Laws, rules and regulations thereunder and any successor Law, statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

x. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

[SIGNATURES ON FOLLOWING PAGE; REMAINDER OF PAGE IS BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

PROVIDER:

BRADY HEALTH BUYER, LLC

By: /s/ Benson Sloan
Name: Benson Sloan
Title: Chief Executive Officer

[Signature Page to Services Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

RECIPIENT:

CAREMAX, INC.

By: /s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Financial Officer